Exhibit 10.2
LAM RESEARCH CORPORATION
2025 Stock Incentive Plan
Restricted Stock Unit Award Agreement
Outside Directors

Pursuant to the terms of the 2025 Stock Incentive Plan (the “Plan”), Lam Research Corporation, a Delaware corporation (the “Company”), hereby awards restricted stock units (“RSUs”) to the Grantee (“Participant”) who is an Outside Director of the Company on the terms and conditions as set forth in this Restricted Stock Unit Award Agreement, including the attached Exhibit A (collectively, the “Agreement”) and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan. This Agreement is effective as of the Grant Date.

NOW, THEREFORE, it is hereby agreed as follows:
1.Award of RSUs. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Participant the Number of RSUs as set forth in Exhibit A. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares subject to the terms and conditions of this Agreement.
2.Vesting. Subject to the terms and conditions of this Agreement and provided that the Participant continues to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) through the applicable Vesting Date(s) as set forth in Exhibit A, the RSUs will vest and become payable pursuant to Section 4 of this Agreement; provided, however, that if the RSUs have not otherwise terminated pursuant to this RSU Agreement, the RSUs immediately shall vest in full (i) if the Participant dies, or (ii) upon the occurrence of a Corporate Transaction, or (iii) if the Company’s next Annual Meeting of Stockholders occurs prior to the Vesting Date as set forth in Exhibit A, and the Participant is not re-elected and/or resigns at such Annual Meeting of Stockholders.
3.Effect of Termination of Service. For purposes of this Agreement, “Service” shall mean the performance of services for the Company (or any Related Entity) in the capacity of an Employee or Director and shall be considered terminated on the later of the last day the Participant is on payroll or the last day of continuous Service as a director for a Director. In the event of termination of the Participant’s Service by the Participant or by the Company or a Related Entity for any reason, excluding the Participant’s death before all RSUs have vested, the unvested RSUs shall be cancelled by the Company.
4.Form and Timing of Payment. Subject to Section 5 of this Agreement, payment for the RSUs, after and to the extent they have become vested, shall be made in the form of one unrestricted Share for each vested RSU. Such Shares will be issued to the Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become vested pursuant to Section 2 of this Agreement. In all events, payment for the RSUs (to the extent vested) shall be made within the short-term deferral period for purposes of Section 409A of the Code. The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of such Shares. Notwithstanding the above, the delivery of the Shares shall be delayed if the immediate sale of such Shares would cause Participant to be in violation of Section 16 of the Exchange Act or Rule 10b-5 under the Exchange Act until the first business day upon which Participant would be able to sell such Shares in compliance with Section 16 and Rule 10b-5 of the Exchange Act; provided, however, that in no event will the delivery of such Shares be delayed subsequent to the deadline in the immediately preceding sentence.
5.    Responsibility for Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by the Participant under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.

6.    Restriction on Transferability. Prior to vesting and delivery of the Shares, neither the RSUs, nor the Shares or any beneficial interest therein, may be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, and if provided by the Administrator and permitted by Applicable Laws, intra-family transfer instruments, or to an inter vivos trust, or as otherwise provided by the Administrator. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

7.    Requirements of Law. The issuance of Shares upon vesting of the RSUs is subject to Sections 9 and 14(b) of the Plan, which generally provide that any such issuance shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares hereby shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its reasonable efforts to obtain all such approvals.

8.    Rights as Stockholder. The Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the RSUs. Upon settlement of the Participant’s RSUs into Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Participant will obtain full voting, dividend and other rights as a stockholder of the Company.

9.    Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be interpreted consistent with such intent. In addition, if any provision of the RSUs would cause the Participant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to conform it to the maximum extent practicable to the original intent of the applicable provision without violating the provisions of Section 409A of the Code. The Company, however, makes no representation or guarantee as to the tax consequences relating to the RSUs and the Participant is solely responsible for any taxes imposed on the Participant in connection with such RSUs.
10.Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company, and all other interested persons. No Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
11.    Effect on Other Employee Benefit Plans. The value of the RSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Related Entity, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Related Entity’s employee benefit plans.

12.    No Continuing Service Rights. The award of the RSUs pursuant to this Agreement shall not give the Participant any right to continue providing Service to the Company or a Related Entity.

13.    Nature of the Grant. In accepting the RSUs, the Participant acknowledges that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been awarded repeatedly in the past;

(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;

(d)the Participant’s participation in the Plan is voluntary;

(e)the RSUs are outside the scope of the Participant’s service contract, if any;

(f)the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)in the event that the Participant is not an employee of the Company, the grant of the RSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the RSUs will not be interpreted to form an employment contract with the Company or any Related Entity;
(h)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)if the Participant receives Shares upon vesting of the RSUs, the value of such Shares may increase or decrease in value; and
(j)in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting of RSUs resulting from termination of the Participant’s Service to the Company (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
14.    Amendment of Agreement. This Agreement may be amended only by a writing which specifically states that it amends this Agreement. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the RSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, or, to the extent permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).

15.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

16.    Severability. The provisions of this Agreement are severable and if all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.    Construction. The RSUs are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan is available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with a provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.

18.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

20.    Miscellaneous.

(a)    The Company has established the Plan voluntarily, it is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval unless such termination, amendment, or modification of the Plan is necessary in order to comply with any change in Applicable Laws or regulations or any future law, regulation, ruling, or judicial decision or as otherwise permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
(b)    All obligations of the Company under the Plan and this Agreement in a Corporate Transaction shall be governed by the Plan, other than as set forth in Section 2 above.
(c)    By signing this Agreement, the Participant acknowledges that his or her personal employment or Service information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, the Participant consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.
(d)    To the extent not preempted by United States federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws.
21.    Country-Specific Terms. To the extent the Participant is residing and/or working outside the U.S., the RSUs shall be subject to any special or additional terms and conditions for the Participant’s country set forth in Appendix A to this Agreement. Moreover, if the Participant relocates to one of the countries included in Appendix A, the terms and conditions for such country set forth in Appendix A may apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement. In accepting the RSUs, the Participant acknowledges receipt of, and understands and agrees to the additional terms and conditions included in Appendix A. In addition, Appendix A also contains information and notices of exchange control and certain other issues of which the Participant should be aware.
22.     Acceptance of Terms and Conditions. The Participant agrees to abide by all of the governing terms and provisions of the Plan and this Agreement unless the Participant declines the award electronically with the Company-sponsored broker by the first vest date. Additionally, the Participant acknowledges having read and understood the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to accepting this Agreement. In addition, the transfer or sale of the shares obtained at vesting by the Participant shall be considered an additional acknowledgment of the terms and conditions contained in the Plan and Agreement.

* * * * *

PARTICIPANT SIGNATURE
PRINTED NAME
DATE

APPENDIX A
SPECIAL TERMS AND CONDITIONS OF THE RSUS GRANTED TO
NON-U.S. PARTICIPANTS UNDER THE LAM RESEARCH CORPORATION 2025 STOCK INCENTIVE PLAN
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Agreement.
TERMS AND CONDITIONS
This Appendix A includes additional or different terms and conditions applicable to Participants residing and/or working in the countries covered herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the main body of the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is residing and/or working (or if the Participant is considered as such for local law purposes), or if the Participant moves the Participant’s country of residence and/or work to another country after the Grant Date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
NOTIFICATIONS
This Appendix A also includes notifications relating to exchange controls, securities laws and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the notifications herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs are granted or vest, or when the Participant sells Shares acquired under the Plan.
In addition, the notifications are general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which the Participant is residing and/or working (or if the Participant is considered as such for local law purposes), or if the Participant moves to another country after the Grant Date, the information contained herein may not be applicable to the Participant.
COUNTRY-SPECIFIC TERMS AND CONDITIONS
KOREA
Terms and Conditions
Miscellaneous. The following new Section 20(e) is added to the Agreement immediately following Section 20(d) to read as follows:

    “(e)    The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise explicitly required by applicable law.”
Data Privacy. The following new Section 23 is added to the Agreement immediately following Section 22 to read as follows:
“Personal Data Processing.
(a)The Company is located at 4650 Cushing Parkway, Fremont, CA 94538 U.S.A. and grants RSUs to employees of the Company and its Related Entities at its sole discretion. In order to participate in the Plan, the Participant should review the following information about the Company’s data processing practices and acknowledge them.
(b)Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs granted, canceled, exercised, or outstanding in the Participant’s favor, which the Company receives from the Participant. The Participant understands that in connection with the Plan, the Company will collect the Participant’s personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data is the Participant’s consent.
(c)Stock Plan Administration Service Providers. The Company transfers employee data to Fidelity Stock Plan Service LLC (“Fidelity”), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade Shares. The Participant may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)International Data Transfers. The Company and its service providers are based in the United States. The Participant acknowledges that if the Participant works or resides outside the United States, the Participant’s country may have enacted data privacy laws that are different from the United

States. The legal basis for the transfer of the Participant’s data from the Participant’s country to the United States, as well as the onward transfer of the Participant’s personal data by the Company to Fidelity, is based solely on the Participant’s consent. The Participant understands and acknowledges that this might result in certain risks to the protection of the Participant’s personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States.
(e)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from its systems. The Company may keep data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.
(f)Voluntariness and Consequences of Withdrawal or Termination. The Participant acknowledges that the Participant’s participation in the Plan and grant of consent is purely voluntary. The Participant may withdraw from this Agreement at any time and will no longer participate in the Plan. This would not affect the Participant’s salary or career, but the Participant would forfeit the opportunities associated with the Plan. The termination of this Agreement by the Company, including pursuant to Section 20(a), will result in ceasing personal data processing activities by the Company for the purposes of this Agreement unless otherwise explicitly specified herein.
(g)Data Subject Rights. The Participant has a number of rights under data privacy laws in the Participant’s country. Depending on where the Participant is based, rights may include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in my country, and/or (g) a list with the names and addresses of any potential recipients of my personal data. To receive clarification regarding these rights or to exercise these rights, the Participant should contact the Participant’s local HR department.
(h)By accepting the RSUs, the Participant acknowledges that this Agreement is the legal basis for the personal data processing activities detailed herein.
Notifications
Exchange Control Information. Korean residents holding or receiving cash in excess of USD 5,000 (including proceeds from the sale of Shares) outside Korea may be required to file an exchange control report with a Korean foreign exchange bank in advance of the deposit of such funds in an “overseas financial institution” (such as a non-Korean bank). Generally, a brokerage account with a non-Korean broker should not be considered an “overseas financial institution.” The Participant should consult with a legal advisor prior to depositing sales proceeds in a foreign brokerage or other account to ensure compliance with any regulations applicable to any aspect of participation in the Plan.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The Participant should consult with the Participant’s personal advisor(s) regarding any personal foreign asset/foreign account tax obligations the Participant may have in connection with the Participant’s participation in the Plan.

LAM RESEARCH CORPORATION
2025 Stock Incentive Plan
Restricted Stock Unit Award Agreement
EXHIBIT A
Outside Directors

Participant Name:

Grant Date:

Number of RSUs:

Vesting Date: